FIRST CITIZENS ANNOUNCES MILESTONE ACHIEVEMENT

Jeff Agee, President & CEO of First Citizens National Bank, announced today that the Bank’s total assets exceeded $1 billion as of March 31, 2011. When asked about achieving this milestone, President Agee stated, “While we are pleased to have grown assets beyond a billion dollars, our commitment to customers, shareholders and teammates remains the same.  The philosophy of cultivating customer relationships, attracting and developing high performing teammates and the delivery of shareholder return that equals or exceeds peers has served us well for more than a century.  The growth in assets will provide the resources necessary to strengthen each of these commitments.”

In addition, Agee stated “First Citizens Bancshares, Inc. reported net income of $3.0 million for first quarter 2011 compared to $2.2 million in first quarter 2010.  Current earnings were positively impacted by a strong net interest margin, lower provision for loan losses and a positive efficiency ratio.”

Also, Agee noted, “First Citizens’ solid capital position and ability to generate strong core earnings even in challenging times, allowed the Board to increase the quarterly dividend to Shareholders from $0.15 to $0.20 per common share the first quarter of 2011.”

First Citizens operates nineteen financial centers and one loan production office throughout nine Tennessee counties.  Chartered in 1889 in Dyer County, Tennessee, the bank continues to serve customers as an independent community bank.  The common stock of First Citizens Bancshares, Inc., the holding company of the bank, is held by over 1,100 shareholders with the bank’s Employee Stock Ownership Plan owning the largest number of shares.